UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2007

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2007, we entered into a new data license agreement with Tribune Media Services, Inc., or TMS, the current sole supplier of cable and broadcast television program guide data for the TiVo service. This agreement supersedes our existing data license agreement with TMS, which was originally executed in 2004. Pursuant to our new agreement, we will license and have the right to sublicense TMS program guide data in connection with the TiVo service in exchange for monthly fees. As part of the new agreement, TMS has agreed to reserve a portion of the yearly fees paid by TiVo for TMS development work done on behalf of TiVo in the future. The agreement provides each party with a termination right if the other party becomes controlled by certain third parties. However, if TMS chooses to exercise its termination right pursuant to such a change of control of TiVo, such termination would not take effect until one year after the close of the transaction giving effect to such change of control of TiVo. The new agreement is effective May 14, 2007 and has an initial term of five years, with TiVo having the right to renew the agreement for an additional four years.

The foregoing description of our new licensed data agreement with TMS is qualified in its entirety by reference to the provisions of the agreement that will be filed as an exhibit with the Company’s Form 10-Q for the fiscal quarter ended April 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: May 18, 2007	By:	/s/ Steven Sordello
Steven Sordello
SVP & Chief Financial Officer
(Principal Accounting Officer)